EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Jeff Holy
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2026 Results
•Declared quarterly distribution of $0.4714 per unit; 49th consecutive quarterly distribution
HOUSTON, Nov. 04, 2026 (GLOBE NEWSWIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the third quarter of 2026 of $16.2 million, or $0.46 per limited partner unit, which was higher than third quarter of 2025 net income attributable to the Partnership of $14.7 million. Cash flows from operating activities in the third quarter of 2026 were $122.2 million, an increase of $17.0 million compared to third quarter 2025 cash flows from operating activities of $105.2 million, primarily due to more favorable changes in working capital. For the three months ended September 30, 2026, MLP distributable cash flow was $18.0 million, an increase of $3.1 million compared to third quarter 2025 MLP distributable cash flow of $14.9 million. The increase in MLP distributable cash flow and associated trailing twelve-month coverage ratio of 1.09x was primarily due to lower maintenance capital expenditures and higher sales volume.
Compared to the second quarter, third quarter 2026 net income attributable to the Partnership of $16.2 million increased by $2.0 million due to higher production and sales volume. Third quarter 2026 cash flows from operating activities of $122.2 million decreased by $7.6 million due to less favorable working capital changes. Third quarter 2026 MLP distributable cash flow of $18.0 million increased by $0.4 million compared to second quarter 2026 MLP distributable cash flow of $17.6 million due to higher production and sales volume.
"We were pleased with the Partnership's performance in the third quarter of 2026, with net income, EBITDA and MLP distributable cash flow all increasing from the second quarter," said Jean-Marc Gilson, President and Chief Executive Officer. "Looking forward, we expect our earnings and cash flows to continue to benefit from the stability provided by our ethylene sales agreement with Westlake."
On November 2, 2026, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the third quarter of 2026 of $0.4714 per common unit to be payable on December 1, 2026 to unitholders of record as of November 13, 2026, representing the 49th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage that was 1.09x the declared distributions for the third quarter of 2026, which was above the trailing twelve-month coverage ratio of 1.04x at the end of the second quarter. Since our IPO in July of 2014 our cumulative coverage ratio is approximately 1.05x.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to: our financing arrangements with Westlake; the timing and results of our turnaround activities; our outlook for third-party ethylene margins; the impact of the conflict in the Middle East on global demand for our products; our expectations regarding feedstock and energy costs, our ability to deliver value, earnings, predictable cash flows and distributions to unitholders; our relationship with Westlake and the benefits and stability of the ethylene sales agreement, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: operating difficulties or disruptions; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake, including determinations made pursuant to contractual arrangements with Westlake; the effects of legal proceedings; actions of third parties; inclement or hazardous weather conditions; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; inability of our customers to take delivery; fires, explosions or other industrial accidents; political tension and conflict in the Middle East and elsewhere; the supply/demand balance for our products; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC in March 2026, and the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which was filed with the SEC in August 2026.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, coverage ratio and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow, coverage ratio and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2026 results will be held Wednesday, November 4, 2026 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register-conf.media-server.com/register/BI3f3870a5aac84874bbbc7d18dbd188bc. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/so37ydoy and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$261,935	$276,539	$763,056	$736,396
Net co-products, ethylene and other sales—third parties	52,524	32,359	154,178	107,250
Total net sales	314,459	308,898	917,234	843,646
Cost of sales	210,563	209,475	624,774	592,610
Gross profit	103,896	99,423	292,460	251,036
Selling, general and administrative expenses	8,336	7,444	23,020	21,218
Income from operations	95,560	91,979	269,440	229,818
Other income (expense)
Interest expense—Westlake	(5,110)	(5,947)	(15,314)	(17,391)
Other income, net	565	224	1,261	2,245
Income before income taxes	91,015	86,256	255,387	214,672
Provision for income taxes	158	42	513	354
Net income	90,857	86,214	254,874	214,318
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	74,638	71,561	210,248	180,159
Net income attributable to Westlake Partners	$16,219	$14,653	$44,626	$34,159

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.46	$0.42	$1.27	$0.97

Distributions declared per unit	$0.4714	$0.4714	$1.4142	$1.4142

MLP distributable cash flow	$17,978	$14,886	$53,500	$34,607

Distributions declared
Limited partner units—publicly and privately held	$9,961	$9,958	$29,877	$29,867
Limited partner units—Westlake	6,657	6,657	19,971	19,971
Total distributions declared	$16,618	$16,615	$49,848	$49,838
EBITDA	$128,329	$126,075	$372,232	$325,487

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2026	December 31, 2025

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$47,649	$44,269
Receivable under the Investment Management Agreement—Westlake	65,715	23,378
Accounts receivable, net—Westlake	43,630	63,571
Accounts receivable, net—third parties	22,937	9,113
Inventories	4,462	2,769
Prepaid expenses and other current assets	77	406
Total current assets	184,470	143,506
Property, plant and equipment, net	852,435	886,012
Other assets, net	188,299	227,015
Total assets	$1,225,204	$1,256,533

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$52,451	$51,301
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	2,794	3,206
Total liabilities	454,919	454,181
Common unitholders—publicly and privately held	457,877	460,848
Common unitholder—Westlake	38,169	40,260
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	253,474	258,536
Noncontrolling interest in OpCo	516,811	543,816
Total equity	770,285	802,352
Total liabilities and equity	$1,225,204	$1,256,533
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2026	2025

	(In thousands of dollars)
Cash flows from operating activities
Net income	$254,874	$214,318
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	101,531	93,424
Net loss on disposition and other	3,233	2,371
Other balance sheet changes	2,567	(150,023)
Net cash provided by operating activities	362,205	160,090
Cash flows from investing activities
Additions to property, plant and equipment	(29,724)	(69,988)
Investments with Westlake under the Investment Management Agreement	(42,000)	—
Maturities of investments with Westlake under the Investment Management Agreement	—	120,000
Net cash provided by (used for) investing activities	(71,724)	50,012
Cash flows from financing activities
Proceeds from debt payable to Westlake	124,500	135,000
Repayment of debt payable to Westlake	(124,500)	(135,000)
Distributions to noncontrolling interest retained in OpCo by Westlake	(237,253)	(180,645)
Distributions to unitholders	(49,848)	(49,837)
Net cash used for financing activities	(287,101)	(230,482)
Net increase (decrease) in cash and cash equivalents	3,380	(20,380)
Cash and cash equivalents at beginning of period	44,269	58,316
Cash and cash equivalents at end of period	$47,649	$37,936

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2026	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$129,847	$122,160	$105,238	$362,205	$160,090
Changes in operating assets and liabilities and other	(47,485)	(31,303)	(19,024)	(107,331)	54,228
Net income	82,362	90,857	86,214	254,874	214,318
Add:
Depreciation, amortization and disposition of property, plant and equipment	37,155	33,261	35,660	104,776	95,703
Less:
Contribution to turnaround reserves	(10,305)	(10,391)	(10,486)	(30,928)	(28,504)
Maintenance capital expenditures	(11,932)	(15,145)	(24,150)	(34,887)	(65,233)
Distributable cash flow attributable to noncontrolling interest in OpCo	(79,644)	(80,604)	(72,352)	(240,335)	(181,677)
MLP distributable cash flow	$17,636	$17,978	$14,886	$53,500	$34,607

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2026	2025	2026	2025

	(In thousands of dollars)
Net cash provided by operating activities	$129,847	$122,160	$105,238	$362,205	$160,090
Changes in operating assets and liabilities and other	(47,485)	(31,303)	(19,024)	(107,331)	54,228
Net income	82,362	90,857	86,214	254,874	214,318
Less:
Other income, net	348	565	224	1,261	2,245
Interest expense—Westlake	(5,119)	(5,110)	(5,947)	(15,314)	(17,391)
Provision for income taxes	(178)	(158)	(42)	(513)	(354)
Income from operations	87,311	95,560	91,979	269,440	229,818
Add:
Depreciation and amortization	35,028	32,204	33,872	101,531	93,424
Other income, net	348	565	224	1,261	2,245
EBITDA	$122,687	$128,329	$126,075	$372,232	$325,487